Exhibit 10.1
CO-INVESTOR JOINDER AGREEMENT
          THIS CO-INVESTOR JOINDER AGREEMENT (“Co-Investor Joinder Agreement”), dated as of September 21, 2007, by and among FIRST ALBANY COMPANIES INC., a New York corporation (the “Company”), MATLINPATTERSON FA ACQUISITION LLC, a Delaware limited liability company (the “Investor”), and ROBERT M. TIRSCHWELL (the “Co-Investor”).
RECITALS
     A. The Investor and the Company have entered into an Investment Agreement dated as of May 14, 2007 (the “Investment Agreement”).
     B. Pursuant to the Investment Agreement, the Investor has the right to designate one or more Co-Investors to purchase a portion of the Purchased Shares in the place of the Investor.
     C. The Co-Investor and the Investor have entered into a Co-Investment Agreement dated as of September 21, 2007 pursuant to which the Co-Investor and the Investor have agreed that the Co-Investor will become a “Co-Investor” for the purposes of the Investment Agreement and by notice to the Company of even date therewith, the Investor has designated the Co-Investor as such a “Co-Investor” for such purposes.
     D. The parties are entering into this Co-Investor Joinder Agreement pursuant to Section 2.1(c) of the Investment Agreement.
     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Investment Agreement.
     2. Purchase and Sale of Stock. Subject to the terms and conditions hereof, and the closing conditions set forth in the Investment Agreement, at the Closing, the Company shall issue and sell, and the Co-Investor shall purchase, the number of Purchased Shares (the “Co-Investor Shares”) corresponding to an aggregate purchase price of $450,000 (the “Co-Investor Purchase Price”), all on the terms set forth in the Investment Agreement. At the Closing, the Co-Investor shall pay the Company the Co-Investor Purchase Price by instructing the Company to debit the brokerage account maintained by the Co-Investor with the Company in the amount of such Co-Investor Purchase Price.
     3. Joinder. The Co-Investor hereby agrees to become a party to the Investment Agreement as a “Purchaser” thereunder, and agrees to perform, and to be bound by, all the obligations of a Purchaser under the Investment Agreement. The Co-Investor hereby acknowledges that he has received and reviewed a complete copy of the Investment Agreement and the Company’s proxy statement dated August 31, 2007 for its annual meeting to be held on

September 21, 2007. The Co-Investor also agrees to be bound by the Investor Confidentiality Agreement (a copy of which the Co-Investor acknowledges having received and reviewed) as if he were a party thereto.
     4. Representations and Warranties. The Co-Investor hereby represents and warrants to the Company as follows:
     4.1. Capacity.
     The Co-Investor has full capacity to execute deliver this Co-Investor Joinder Agreement and perform his obligations as a Purchaser under the Investment Agreement.
     4.2. Authorization; Execution and Enforceability.
     This Co-Investor Joinder Agreement has been duly executed and delivered by the Co-Investor and constitutes, and by his execution hereof the Investment Agreement constitutes, the legal, valid and binding obligation of the Co-Investor, enforceable against the Co-Investor in accordance with its terms. The Registration Rights Agreement, when executed and delivered by the Co-Investor as contemplated in the Investment Agreement, will have been duly executed and delivered by the Co-Investor and will constitute the legal, valid and binding obligation of the Co-Investor, enforceable against the Co-Investor in accordance with its terms
     4.3. No Conflict; Consents and Approvals.
     (a) Neither the execution, delivery or performance by the Co-Investor of this Agreement, the Registration Rights Agreement or the Co-Investor Joinder Agreement (or the performance by the Co-Investor of the Investment Agreement to which the Co-Investor will become a party pursuant thereto), nor the consummation of any of the Transactions, will result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contractual Obligation or any Requirement of Law applicable to the Co-Investor or any of his properties or assets, other than a breach, default, acceleration, right, notice, consent or waiver that is not material.
     (b) The Co-Investor is not required to obtain any consent, authorization or approval of, or make any filing or registration with, any Governmental Authority or any self regulatory organization in order for the Co-Investor to execute, deliver and perform the Registration Rights Agreement and this Co-Investor Joinder Agreement (and to perform the Investment Agreement to which the Co-Investor will become a party pursuant hereto), or to consummate the Transactions.
     (c) No material Contractual Consents are required to be obtained under any Contractual Obligation applicable to the Co-Investor in connection with the execution, delivery or performance by the Co-Investor of the Registration Rights Agreement or this Co-Investor Joinder Agreement (or the performance by the Co-Investor of the Investment Agreement to which the Co-Investor will become a party pursuant hereto) or the consummation of any of the Transactions.

     4.4. Purchase Entirely for Own Account.
          The Co-Investor Shares to be acquired by the Co-Investor hereunder will be acquired for the Co-Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Co-Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. The Co-Investor does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Co-Investor Shares.
     4.5. Investment Experience.
          The Co-Investor acknowledges that he can bear the economic risk and complete loss of its investment in the Co-Investor Shares and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment contemplated hereby. The Co-Investor understands that the purchase of the Co-Investor Shares involves substantial risk.
     4.6. Disclosure of Information.
          The Co-Investor has had an opportunity to undertake due diligence with respect to the Company and has had access to copies of the SEC Reports. Without limiting the rights of the Co-Investor under Section 5.1 of the Investment Agreement, the Co-Investor has received such information from the Company, and has sought such accounting, legal and tax advice, as he has considered necessary to make an informed decision to execute and deliver this Co-Investor Joinder Agreement. The Co-Investor has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and the Co-Investor’s investment in the Co-Investor Shares and to verify the accuracy of any representation or information set forth in the Investment Agreement, and all such questions, if any, have been answered to the full satisfaction of the Co-Investor.
     4.7. Restricted Securities.
          The Co-Investor understands that the Co-Investor Shares will be characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Co-Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Co-Investor Shares or the fairness or suitability of the investment in the Co-Investor Shares.

     4.8. Legends.
          The Co-Investor understands that the certificates representing the Co-Investor Shares will be legended as provided in Section 4.8 of the Investment Agreement.
     4.9. Accredited Investor.
          The Co-Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act. The Co-Investor is a resident of the State of New York.
     4.10. No General Solicitation.
          The Co-Investor did not learn of the opportunity to purchase the Co-Investor Shares by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Co-Investor was invited by any of the foregoing means of communications.
     4.11. Availability of Funds.
          The Co-Investor has cash available in an amount sufficient to enable him to pay the Co-Investor Purchase Price and, prior to the Closing, will establish a brokerage account with the Company and will deposit such funds in such account for transfer to the Company at the Closing.
     4.12. Brokers.
          No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the sale of the Co-Investor Shares to the Co-Investor based upon arrangements made by or on behalf of the Co-Investor.
     4.13. Tax Matters.
          With respect to tax considerations involved in his investment in the Co-Investor Shares, other than the representations and warranties of the Company set forth in Section 3.14 of the Investment Agreement, the Co-Investor is not relying on the Company (or any agent or representative of the Company). The Co-Investor has carefully considered and has, to the extent the Co-Investor believes such discussion necessary, discussed with the Co-Investor’s tax advisers the suitability of an investment in the Co-Investor Shares for the Co-Investor’s particular tax situation.
     5. Amendments and Waivers under the Investment Agreement. The Co-Investor hereby acknowledges and agrees that, notwithstanding anything contained in Section 9.10 of the Investment Agreement to the contrary, the Investor and the Company will have the power to amend the Investment Agreement, and the Investor will have the power to waive any obligation of the Company under the Investment Agreement, in each case without the consent of the Co-

Investor except where such amendment or waiver would have a disproportionate material adverse effect on the rights of the Co-Investor under the Investment Agreement relative to the rights of the Investor thereunder, and any such amendment or waiver will be binding on the Co-Investor.
     6. Notice. The address of the Co-Investor for notices and other communications for the purposes of Section 9.2 of the Investment Agreement is:
39 Worth Street, Apt. 5W
New York, New York 10013
     7. Confidentiality Agreement.
     8. GOVERNING LAW; JURISDICTION. THIS CO-INVESTOR JOINDER AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD APPLY THE LAW OF ANY OTHER JURISDICTION. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS CO-INVESTOR JOINDER AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO.
     9. Entire Agreement; Amendment. This Co-Investor Joinder Agreement, together with the Investment Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. This Co-Investor Joinder Agreement may be amended only by agreement in writing of each of the parties hereto.
     10. Counterparts. This Co-Investor Joinder Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
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          IN WITNESS WHEREOF, the undersigned have caused this Co-Investor Joinder Agreement to be duly executed and delivered as of the date first above written.

THE COMPANY:

FIRST ALBANY COMPANIES INC.

By:	/s/ Peter McNierney
Name: Peter McNierney Title: President and Chief Executive Officer

THE INVESTOR:

MATLINPATTERSON FA ACQUISITION LLC

By:	/s/ Robert H. Weiss
Name: Robert H. Weiss Title: Secretary

THE CO-INVESTOR:

/s/ Robert M. Tirschwell

ROBERT M. TIRSCHWELL